March 23, 2012

Dear Shareholder,

On behalf of the Board of Directors of CIB Marine Bancshares, Inc., I would like to take this opportunity to provide you with an update on recent developments. In last year’s letter, I concluded by indicating the company was focused on three major activities – enhancing our earnings prospects, improving our credit quality, and maintaining our capital position. I am pleased to report that we accomplished major improvements in all those areas for 2011. A relentless focus on managing our problem assets, excellent balance sheet management and a commitment by the management team to reduce expenses were the primary contributors to these results.

2011 Financial Results
Today, we filed our Annual Report on Form 10-K with the Securities and Exchange Commission for the fiscal year ended December 31, 2011. The Form 10-K provides detailed information about our 2011 financial results which will be important to our shareholders and addresses a number of significant issues facing our company. Highlights of our 2011 results are provided below and we encourage you to review the Form 10-K on our website at www.cibmarine.com.

Net loss for 2011 was $5.4 million for the year, an improvement from the $17.3 million net loss during 2010. Book value per share was $0.23 at the end of 2011 compared to $0.48 at the end of 2010.

Important factors in our 2011 results were:

•	Net interest income declined from $21.0 million in 2010 to $20.2 million in 2011, reflecting reduced earning assets partially offset by improved funding costs at CIBM Bank. The net interest margin improved from 3.21% during 2010 to 3.72% during 2011 despite the continued elevated levels of short-term lower yielding liquid assets and nonaccrual loans at CIBM Bank.

•	Noninterest income increased $0.5 million from $1.1 million during 2010 to $1.6 million during 2011, primarily the result of gains on loans held for sale.

•	Total noninterest expense decreased $2.3 million or 10% compared to 2010 levels. The decrease was due to reductions in: compensation and employee benefits resulting from a reduction in full-time equivalent employees; occupancy and premises expense resulting from a reduction in the number of banking offices; FDIC insurance assessments resulting from lower deposit balances and a change made by the FDIC for banks in the assessment base and rate; professional services; and other expense. These were partially offset by an increase of $0.3 million in write-downs and losses on assets.

•	Credit quality generally improved as deteriorated real estate market conditions improved modestly in our markets and levels of unemployment remain elevated. The company’s nonaccrual loans decreased from $34.5 million at year end 2010 to $21.0 million at year end 2011 and other real estate owned increased from $5.3 million to $7.1 million, respectively. Nonperforming assets on whole declined $11.8 million or 30% from 2010 levels.

•	Reductions in low quality assets and $5.2 million in recoveries on purchased home equity pools resulted in a 58% decline in the loan loss provision for 2011 compared to 2010 results. At the same time, the allowance for loan losses rose from 3.52% at December 31, 2010, to 4.51% at December 31, 2011, reflecting continued elevated levels of low quality assets and our concern about historically high unemployment rates.

•	During 2011, the company’s Tier 1 capital ratio improved to 13.15% at December 31 compared to 11.80% at the prior year end. Also, Tier 1 capital for CIBM Bank increased to 10.93% at December 31, 2011, from 10.04% at December 31, 2010.

Our progress in 2011 was solid across our targeted areas of capital, credit and financial results. We are continuing to make steady progress toward returning the company to profitability, though our situation remains challenging due to the tepid economic recovery and continued weakness in local real estate markets. However, the company’s improved performance has occurred because of a tremendous amount of hard work by our people. Notably, in 2011 we began to set the stage for an increased business development effort. This included additional hiring and training, enhanced marketing efforts, and more targeted incentives. Late in 2011 we began seeing the positive results from these actions. These efforts, our tradition of personalized solutions and service and, of course, our continued focus on capital, credit quality and a return to earnings, will be the foundation of our recovery.

2012 Annual Meeting
We have scheduled our Annual Meeting of Shareholders for 1:00pm on May 24, 2012, at the Milwaukee Athletic Club. Additional information regarding the annual meeting, including the proxy statement and shareholder proxy card for voting, is forthcoming.

Sincerely,

Chuck Ponicki
President and Chief Executive Officer

This letter contains forward-looking information pertaining to financial results that are based on preliminary data and are subject to risks and uncertainties. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2011 (filed March 23, 2012), and in other SEC filings subsequent to December 31, 2011.